UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PLAINS GP HOLDINGS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 8, 2019

RE:                          Supplemental Information Related to Proposals 1 and 3 — Recommendations FOR Election of Directors and FOR Advisory Vote to Approve Named Executive Officer Compensation

Dear Investor:

Institutional Shareholder Services (ISS) has issued voting recommendations that are inconsistent with the recommendations of the board of directors (the “Board”) of PAA GP Holdings LLC regarding the election of Class II Directors and the Say on Pay proposal for the 2019 Annual Meetings of Plains GP Holdings, L.P. (“PAGP”) and Plains All American Pipeline, L.P. (“PAA”) to be held on May 15. We disagree with the stated basis for such recommendations for the reasons set forth below, and we urge PAA unitholders and PAGP shareholders to vote FOR Proposal 1 (election of Messrs. Burk and Petersen for a three year term) and FOR Proposal 3 (Advisory Say on Pay Vote).

Proposal 1 Regarding Election of Directors

ISS’ Stated Basis for its Recommendation: In its proxy analysis reports for PAA and PAGP, ISS states that “WITHHOLD votes are warranted for all director nominees given that the Board has not disclosed any steps that it has taken to provide shareholders the right to vote on all members of the board.”

PAA and PAGP Response: The Board has taken numerous meaningful steps to provide PAGP shareholders and PAA unitholders the right to vote for members of the Board. As disclosed in the PAA and PAGP Proxy Statements and in numerous other public filings, at a special meeting of PAGP shareholders called by the Board and held in November 2016 in connection with our simplification transaction (the “Simplification Transaction”), our shareholders overwhelmingly approved the following changes to our governing documents, among others:

(1)         the implementation of a unified governance structure for PAA and PAGP that resulted in a single board of directors of PAGP’s general partner (the Board) being responsible for the governance of PAGP, Plains AAP, L.P. (“AAP”) and PAA; and

(2)         the division of the Board into three classes and the commencement of shareholder elections of directors by class starting in 2018, with the participation and enfranchisement of all shareholders of PAGP and all public and preferred unitholders of PAA(1).

ISS makes only a passing reference to these significant governance enhancements that were approved by PAGP’s shareholders and distinguish PAGP and PAA from many of their midstream peers. It is

(1)  This was accomplished through the issuance by PAGP of Class C Shares to PAA so that PAA’s public and preferred unitholders became entitled to cast a “pass through vote” by instructing PAA how to vote such Class C shares at PAGP’s annual meeting. PAA holds an annual meeting each year prior to PAGP’s annual meeting for the purpose of allowing PAA public and preferred unitholders to provide such “pass-through” voting instructions to PAA, and PAA is bound to vote the Class C shares accordingly at the subsequent PAGP annual meeting.

May 8, 2019

important to note that while not all directors are subject to election each year, the right of certain major investors (affiliates of The Energy & Minerals Group, Occidental Petroleum Corporation and Kayne Anderson Investment Management Inc.) to designate a single director is a fundamental legacy governance right that such investors are legally and contractually entitled to, for so long as they maintain at least a 10% qualifying ownership interest. Over time, if and as the ownership interest of each such investor drops below the 10% qualifying threshold, the director position occupied by such investor’s designee will become subject to shareholder elections. It should also be noted that while Messrs. Chiang (CEO), Armstrong (Chairman and former CEO) and Pefanis (President and Chief Commercial Officer) are not subject to shareholder election, they are accountable to and serve at the discretion of the Board, a majority of which is currently subject to shareholder elections. Together with the alignment of interests among investors that was created through the elimination of PAA’s incentive distribution rights in connection with the Simplification Transaction, the Board put in place an overall governance structure that vastly improved the governance rights of our investors and which we believe is regarded by many as a structure that, together with other factors, produces a degree of alignment with our investors that places us at the top of our peers for the midstream sector. And perhaps most importantly, the modifications to PAA’s and PAGP’s governance structure via the Simplification Transactions were overwhelmingly approved by a shareholder vote less than two and one-half years ago. Despite the recommendation from ISS, the Board believes the continued implementation of the modified governance structure as approved by PAGP’s shareholders, together with honoring and abiding by the contractual rights of three of our largest investors, is in line with the will and expectations of PAA and PAGP investors.

For these reasons we urge PAA unitholders and PAGP shareholders to disregard ISS’ recommendation and vote FOR Proposal 1 (election of Messrs. Burk and Petersen for a three year term) at our upcoming Annual Meetings.

Proposal 3 Regarding Say on Pay

ISS’ Stated Basis for its Recommendation: In its proxy analysis report for PAA, ISS states that “A vote AGAINST this proposal is warranted. The payment of a large, purely discretionary bonus and the modification to lower the performance goals of certain historical equity grants are causes for concern.” In its proxy analysis report for PAGP, ISS states that “A vote AGAINST this proposal is warranted. While the company improved disclosure of annual incentives, award opportunities increased substantially, and the committee used discretion to increase the CEO’s payout. Further, equity award opportunities were also sizable, even excluding modifications made to earlier grants.” Regarding its Pay for Performance Analysis, in both reports ISS states that “ISS’ quantitative screen yields a high concern level, indicating a misalignment between CEO pay and company performance.”

May 8, 2019

PAA and PAGP Response: PAA and PAGP do not agree with ISS and believe its analysis is fundamentally flawed for the following reasons:

(1)         Compensation Philosophy Based on Pay for Performance; Majority of Compensation at Risk. PAA employs a compensation philosophy that emphasizes pay for performance and places the vast majority of each Named Executive Officer’s (as defined in the PAA and PAGP Proxy Statements) compensation at risk. This is demonstrated in the Summary Compensation Table in the PAA and PAGP Proxy Statements, which reflects that 85-95% of the total compensation for our Named Executive Officers for 2018 (excluding Messrs. Armstrong and Pefanis, both of whom declined to receive equity incentive awards in 2018) was attributable to bonus and equity incentives, which represent the at-risk components of compensation (as compared to salary).

(2)         Annual Bonuses Largely Formulaic. Annual bonuses are not “purely discretionary” but rather are largely formulaic based on a comparison of performance against goals established at the beginning of each year. Equity incentives encourage and reward timely achievement of targeted metrics designed to align the long term interests of our Named Executive Officers with those of our investors.

(3)         Armstrong’s 2018 Bonus Reasonable and Appropriate. With respect to Mr. Armstrong, the Compensation Committee and Board awarded him a $1.8 million bonus for 2018 in recognition of his significant contributions as CEO during 2018, which amount the Board regarded as reasonable and appropriate taking into account PAA’s record financial performance in 2018. It is also worth noting that such payment was made following a three year period (2016-2018) during which Mr. Armstrong voluntarily elected not to receive a bonus in 2016 or 2017, not to receive stock awards in 2016, 2017 or 2018 and to receive a significantly reduced salary in 2016, 2017 and 2018 (see Summary Compensation Table in the PAA and PAGP Proxy Statements).

(4)         Modification of Historical Equity Grants Necessary Following Distribution Cut Since Awards Previously Tied to Distribution Level. While the Board did modify the terms of certain historical equity incentive awards during 2018, such modifications were made in order to insure that the performance metric under such awards, which had been tied to distributions per common unit, remained tied to PAA’s underlying financial performance notwithstanding the Board’s capital allocation decision to reduce PAA’s distribution level and retain a meaningful amount of cash flow to improve PAA’s distribution coverage and reduce leverage. In addition, the combination of the reduction of PAA’s distribution level from $2.20 to $1.20 per unit in August 2017, together with the reduction in value of the underlying equity interests (PAA common units or PAGP Class A shares) relative to the values as of the grant dates of such awards, resulted in significant reduction in the potential value, and therefore the retentive effect of such awards. For these reasons, the Board regarded the modification of such historical equity awards as both necessary and prudent.

May 8, 2019

(5)         ISS’ Pay for Performance Evaluation Fundamentally Flawed Due to Erroneous Valuation of 2018 CEO Equity Award. In connection with his promotion to CEO in 2018, Mr. Chiang received a special LTIP grant for 500,000 phantom units. Mr. Chiang had specifically requested a more moderate salary level with more at risk compensation to better align his interests with investors. Accordingly, the special grant was designed to more closely align Mr. Chiang’s total compensation with the total compensation of CEOs at peer organizations, but does so through a long term contingent equity award that will only provide incremental value to Mr. Chiang upon the satisfaction of certain performance thresholds and service periods. Accordingly, the award is 100% performance based, may not vest prior to October 1, 2023 and will only vest if PAA achieves distributable cash flow (“DCF”) per Common Unit levels of $3.00 (as to 25% of the grant) and $3.50 (as to 75% of the grant) on a trailing four quarter basis, levels that were approximately 40% and 62% higher, respectively, than the 2018 DCF forecast at the time of such grant. The Summary Compensation Table included in the PAA and PAGP Proxy Statements correctly includes the grant date fair value of approximately $1.2 million for Mr. Chiang’s August 2018 LTIP grant based on the probable outcome of the underlying performance conditions pursuant to FASB ASC Topic 718. ISS incorrectly includes 100% of the face value of such award as 2018 compensation for Mr. Chiang despite its terms and without any regard to the probability that the performance triggers will be satisfied. ISS’ inclusion of ~$12.7 million in value as 2018 compensation for Mr. Chiang attributable to such award is significantly higher (by a factor of approximately 10.6x) than the proper amount of ~$1.2 million referenced in the PAA and PAGP Proxy Statements. As a result, the Pay for Performance Evaluation upon which ISS bases its Say on Pay recommendation, which utilizes ISS’ erroneously inflated 2018 compensation figure for Mr. Chiang, is fundamentally flawed.

A more detailed explanation of the basis for PAA’s and PAGP’s position is set forth on Attachment I hereto.

For these reasons we urge PAA unitholders and PAGP shareholders to disregard ISS’ recommendation and vote FOR Proposal 3 (Say on Pay) at our upcoming Annual Meetings.

Attachment I

Set forth below is a more detailed explanation of PAA’s and PAGP’s response to concerns cited by ISS as the basis for its Say on Pay recommendation in its proxy analysis reports for PAA and PAGP:

(1)         PAA’s Annual Bonus Structure Not Purely Discretionary. As stated in the PAA and PAGP Proxy Statements, in 2018 PAA transitioned to a largely formulaic approach in determining annual bonuses. At the beginning of the year, annual bonus targets are established for each Named Executive Officer as a percentage base salary and actual bonus payout as a percentage of applicable targets is based on an assessment of company performance relative to certain stated goals and individual contributions with respect to such goals (see PAA and PAGP Proxy Statements - “General Background and Process Description Regarding Compensation Elements”). Annual goals for 2018 included company financial performance (Adjusted EBITDA and DCF per PAA Common Unit), certain safety and environmental metrics and individual performance (see PAA and PAGP Proxy Statements - “2018 Performance Overview and Specific Application of Compensation Elements in 2018 - Cash Bonuses”). Management and the Board do have the discretion to adjust payouts in order to take into account performance relative to unforeseen opportunities and challenges, and other relevant circumstances, but such discretion is used sparingly for relatively minor adjustments; actual bonus payouts for our Named Executive Officers are largely driven by the formulaic structure.

(2)         2018 Was Record Year for PAA. In terms of its financial performance, 2018 was a record year for PAA. As indicated in the PAA and PAGP Proxy Statements, relative to PAA’s quantitative financial performance metrics of Adjusted EBITDA and DCF per Common Unit, PAA reported results of $2.68 billion and $2.46, respectively, which exceeded its stated goals by 17% and 21%, respectively. Together with our performance against our stated safety and environmental performance goals for 2018, these quantitative factors and the formulaic approach outlined in the PAA and PAGP Proxy Statements drove the calculation of bonuses for 2018.

(3)         Limited Use of Discretion was Reasonable, Measured and Appropriate. As disclosed in the PAA and PAGP Proxy Statements, the Compensation Committee did exercise some discretion with respect to Mr. Chiang’s bonus in recognition of what was regarded as a very successful transition to the CEO role during the year. The Committee also recommended a discretionary bonus for Mr. Armstrong in recognition of his significant contributions as CEO to PAA’s record performance during 2018. The Board believes that the exercise of discretion in both of these instances was reasonable, measured and appropriate, especially when considered in the context of the fact that Mr. Armstrong voluntarily elected not to receive a bonus in 2016 or 2017, not to receive stock awards in 2016, 2017 or 2018 and to receive a significantly reduced salary in 2016, 2017 and 2018 (see PAA and PAGP Proxy Statements - Summary Compensation Table).

(4)         Modification of Prior Awards Necessary and Prudent Following Fundamental Capital Allocation Decision by Board. Regarding the modification of performance goals for certain historical equity awards, the PAA and PAGP Proxy Statements clearly state that the modifications were made to insure that the performance metric under such awards, which had been tied to distributions per common unit, remained tied to PAA’s underlying financial performance notwithstanding the Board’s capital allocation decision to reduce PAA’s and PAGP’s distribution level and retain a meaningful

I-1

amount of cash flow to improve PAA’s distribution coverage and reduce leverage. In addition, the combination of the reduction of PAA’s and PAGP’s distribution level from $2.20 to $1.20 per unit in August 2017, together with the reduction in value of the underlying equity interests (PAA common units or PAGP Class A shares) relative to the values as of the grant dates of such awards, resulted in significant reduction in the potential value, and therefore the retentive effect of such awards. For these reasons, the Compensation Committee and the Board regarded these modifications as both necessary and prudent.

(5)         ISS Incorrectly Values CEO Special Equity Grant by Factor of ~10.6x. ISS’ calculation of Mr. Chiang’s compensation for 2018 incorrectly values the August 2018 special LTIP grant (500,000 phantom units) he received in connection with his promotion to the CEO role. ISS incorrectly includes 100% of the face value of such award as 2018 compensation for Mr. Chiang despite the fact that such award is 100% performance based, may not vest prior to October 1, 2023 and will only vest if PAA achieves DCF per Common Unit levels of $3.00 (as to 25% of the grant) and $3.50 (as to 75% of the grant) on a trailing four quarter basis, levels that were approximately 40% and 62% higher, respectively, than the 2018 DCF forecast at the time of such grant. The Summary Compensation Table included in the PAA and PAGP Proxy Statements correctly includes the grant date fair value of approximately $1.2 million for Mr. Chiang’s August 2018 LTIP grant based on the probable outcome of the underlying performance conditions pursuant to FASB ASC Topic 718, which figure is significantly less (by a factor of approximately 10.6x) than the ~$12.7 million value included by ISS as 2018 compensation attributable to such award.

(6)         ISS’ Pay for Performance Evaluation Fundamentally Flawed. Due to the fact that ISS includes an erroneously inflated valuation of Mr. Chiang’s August 2018 special LTIP grant in its calculation of his 2018 compensation, the Pay for Performance Evaluation upon which ISS bases its Say on Pay recommendation is fundamentally flawed. ISS states that its Pay for Performance Evaluation is based on a “pay-for-performance quantitative screen [that] uses four measures that together evaluate the alignment of CEO pay and company performance.” Each of the “four measures” used in such “quantitative screen” uses the incorrect figure as Mr. Chiang’s CEO pay for 2018; the four measures are (i) a “relative degree of alignment” calculation that plots performance and CEO pay rankings for PAA and a list of peers selected by ISS, (ii) a “multiple of median” calculation that compares PAA’s CEO pay to the median CEO pay of an ISS selected peer group, (iii) an “absolute pay-TSR alignment” screen that looks at a five year CEO pay trend versus a five year indexed TSR calculation, and (iv) a “financial performance assessment” that includes CEO pay as one of the measures compared to an ISS selected peer group. Because each of these four measures uses an erroneously inflated figure for Mr. Chiang’s 2018 compensation, each measure and therefore the entire ISS Pay for Performance Evaluation is fundamentally flawed. In addition, in the ISS proxy analysis report for PAGP, we note that the stated ROIC and Return on Assets calculations, which are used in the “financial performance assessment” described in clause (iv) above, have been erroneously calculated because ISS’ net income figure for PAGP is based on Net Income attributable to PAGP ($334 million for 2018) instead of PAGP’s 2018 Net Income of $2.107 billion which includes $1.77 billion of net income attributable to AAP and PAA that should properly be included as part of PAGP’s consolidated net income for purposes of any ROIC and Return on Assets calculations for PAGP. Using PAGP’s correct net income for these calculations, the 2018 ROIC and Return on Assets would increase by a factor of 6.3 times.

I-2